Exhibit 10.4

Confirmation in respect of Repurchase Transaction

April 7, 2015 (amended and restated as of July 10, 2015)

To:	Business Development Corporation of America

405 Park Avenue, Floor 3

New York, NY 10022

Attention: Shiloh Bates

From: UBS AG, London Branch

Dear Sirs,

The purpose of this confirmation (this "Confirmation") is to set forth the terms and conditions of the above-referenced repurchase transaction between Business Development Corporation of America ("Seller") and UBS AG, London Branch ("Buyer", and "Party" shall mean either Seller or Buyer), on the Trade Date specified below (the "Transaction"). This Confirmation evidences the Transaction (replacing the form of Confirmation required by Annex II to the Agreement which shall not apply to the Transaction) and forms a binding agreement between you and us as to the terms of the Transaction.

This Confirmation supplements, forms part of, and is subject to the TBMA/ISMA Global Master Repurchase Agreement (2000 version), dated as of March 31, 2015, between Seller and Buyer, together with the Annex(es) thereto (as supplemented, amended or otherwise modified from time to time, the "Agreement").

With effect from the Amendment Effective Date specified below, this Confirmation amends and restates the confirmation dated April 7, 2015 (as amended, supplemented or otherwise modified prior to the date hereof, the "Original Confirmation") relating to the Transactions described herein, which Original Confirmation (with respect to the period from and after the Amendment Effective Date) is hereby superseded and shall be of no further force or effect.

All provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified below. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail. In this Confirmation, defined words and expressions shall have the same meaning as in the Agreement unless otherwise defined in this Confirmation, in which case terms used in this Confirmation shall take precedence over terms used in the Agreement.

1	General Terms

Seller:	Business Development Corporation of America

Buyer:	UBS AG, London Branch

Calculation Agent:	UBS AG, London Branch; provided that if an Event of Default with respect to Buyer has occurred and is continuing, Seller shall be entitled, in its sole discretion, to be the Calculation Agent or to appoint a leading, independent dealer in the relevant market to act as Calculation Agent.

The Calculation Agent shall perform all determinations, calculations or estimates hereunder in good faith and in a commercially reasonable manner and consistent with the manner in which Calculation Agent performs calculations for other similar transactions. All calculations and determinations made by the Calculation Agent in relation to this Transaction pursuant to this Confirmation shall, in the absence of manifest error or as otherwise provided in this Confirmation, be conclusive and binding on Seller and Buyer. For the purpose of making any determination or calculation hereunder, the Calculation Agent may (or, where Third Party Valuations are required under this Confirmation, shall) rely on any information or notice delivered by a third party to the extent such information or notice from a third party is contemplated by the Agreement and the Calculation Agent shall not be liable for any error, incompleteness or omission thereof absent fraud, gross negligence or willful misconduct.

Trade Date:	April 7, 2015.

Amendment Effective Date	July 10, 2015.

Purchase Dates:	(a) April 7, 2015 (the "First Purchase Date") and

(b) July 10, 2015 (the "Second Purchase Date").

Repurchase Date:	In respect of each Purchased Security, April 7, 2018, subject to adjustment in accordance with the Business Day Convention, as such date may be accelerated as provided herein and in the Agreement.

Purchase Price:	(a) With respect to the Purchased Securities transferred to Buyer on the First Purchase Date, U.S.$150,000,000; and

(b) With respect to the Purchased Securities transferred to Buyer on the Second Purchase Date, U.S.$60,000,000,

in each case as such amount may from time to time be reduced pursuant to the operation of the Purchase Price Reduction provisions herein.

Repurchase Price:	With respect to each Purchased Security, the Purchase Price for such Purchased Security as of the relevant Repurchase Date. For the avoidance of doubt, there shall be no Price Differential incorporated into the Repurchase Price and all references to Price Differential and Pricing Rate are hereby deleted from the Agreement. In lieu of Price Differential, Seller shall be obligated to pay the Transaction Fee Amounts to Buyer as set forth herein. For the avoidance of doubt, paragraphs 2(ii), 2(jj) and 2(pp) of the Agreement shall not apply to the Transaction.

2

Termination of Transaction:	Subject to paragraphs 10 and 11 of the Agreement and Buyer’s rights with respect to a Regulatory Event and as otherwise set forth in this Confirmation, unless the parties otherwise agree, the Transaction shall not be terminable on demand by either Party.

Purchase Price Reduction:	(a) Seller may elect to prepay all or a portion of the Purchase Price of the Purchased Securities upon at least two Business Days’ prior written notice to Buyer if and only to the extent that (x) all or any portion of the Purchased Securities have been redeemed by the Issuer for cash in the form of USD on or prior to the related Prepayment Date (as defined below) and (y) such redemption has not previously resulted in a reduction in the Purchase Price of the Purchased Securities pursuant to the operation of these “Purchase Price Reduction” provisions (any prepayment of all of the then-outstanding Purchase Price under this clause (a), a "Voluntary Full Prepayment" and any prepayment of a portion of the then-outstanding Purchase Price under this clause (a), a "Voluntary Partial Prepayment").

(b) If a Mandatory Prepayment Event has occurred with respect to the Purchased Securities, Buyer may upon at least three Business Days' prior written notice to Seller require Seller to prepay the entire Purchase Price of the Purchased Securities (such prepayment, a "Mandatory Prepayment").

Each written notice delivered by Seller under clause (a) or Buyer under clause (b) (each a "Prepayment Notice") shall (x) designate the date on which such prepayment is to be effective (each a "Prepayment Date") and (y) identify the portion of the then outstanding Purchase Price of the Purchased Securities to be prepaid on such Prepayment Date (such amount, the "Prepayment Amount"); provided that, in the case of a written notice delivered by Seller under clause (a), the Prepayment Amount designated by Seller in any Prepayment Notice for any Prepayment Date shall be such amount as Seller elects being equal to not less than U.S.$5 million and not greater than 50% of the applicable Current Redeemed Amount for such Prepayment Date.

On each Prepayment Date:

(i) Buyer shall transfer to Seller or its agent Equivalent Securities in the form of USD cash in an amount equal to (A) the related Current Redeemed Amount minus (B) any Eligible Margin that the Seller would be required to post following the payments referred to in this paragraph and paragraphs (iii) and (iv) below);

3

(ii) Seller shall pay the related Prepayment Amount to Buyer;

(iii) Seller shall pay the related Breakage Amount (if any) to Buyer;

(iv) with respect to a Voluntary Partial Prepayment, for each Purchased Security that is the subject of such prepayment, the Purchase Price for such Purchased Security immediately after giving effect to such prepayment shall be equal to (x) the Purchase Price thereof immediately prior to such prepayment minus (y) the related Prepayment Amount for such Purchased Security;

(v) with respect to a Voluntary Full Prepayment or Mandatory Prepayment, (x) the Repurchase Date for the Transaction will be deemed to occur on such Prepayment Date and (y) the Purchase Price payable by Seller pursuant to clause (ii) above for the Purchased Securities required to be transferred by Buyer pursuant to clause (i) above, in each case as of the Repurchase Date, will be an amount equal to the related aggregate Prepayment Amount; and

(vi) to the extent that a party has previously paid Cash Margin which has not been repaid in respect of the Purchased Security (or applicable portion thereof) that is the subject of such prepayment, that party shall be entitled to require that such Cash Margin and any accrued interest thereon be repaid on the applicable Prepayment Date (payment of which shall be subject to the operation of the provisions of paragraph 6(h) (as amended hereby)).

Current Redeemed Amount:	With respect to any Prepayment Date, an amount in USD determined by the Calculation Agent equal to the aggregate amount actually received by the holder of the Purchased Securities from the Issuer as one or more redemption payments in respect of the Purchased Securities on or prior to such Prepayment Date that has not previously been delivered by Buyer to Seller as Equivalent Securities pursuant to clause (i) of the “Purchase Price Reduction” provisions above.

Mandatory Prepayment Event:	It shall constitute a Mandatory Prepayment Event with respect to Seller if (after giving effect to all applicable notice requirements and grace periods) an "Event of Default" occurs with respect to the Issuer under (and as defined in) the Indenture and the stated maturity of the Class A Notes is accelerated under Section 5.2 of the Indenture.

Accelerated Termination Event:	Buyer may, at any time following the occurrence of a Regulatory Event, terminate the Transaction under this Confirmation by notifying Seller of an early Repurchase Date for such Transaction, which Repurchase Date shall not be earlier (unless so agreed by Buyer and Seller) than 15 calendar days after the date of such notice (or such lesser period as may be necessary for Buyer to comply with its obligations under applicable laws and regulations arising as a result of such Regulatory Event).

4

Regulatory Event:	An event which shall occur if, at any time, (a) Buyer determines, in its good faith commercially reasonable discretion, that Buyer's involvement in the transactions contemplated in this Confirmation and the Agreement violates or could violate any law, rule or regulation applicable to Buyer or (b) any applicable Governmental Authority informs Buyer that Buyer's involvement in such transactions violates or could violate any law, rule or regulation applicable to Buyer.

Paragraph 6(h):	Paragraph 6(h) shall be amended by deleting the words “Subject to paragraph 10,” at the beginning thereof such that, for the avoidance of doubt, such paragraph applies with respect to all payment obligations arising out of the occurrence of an Accelerated Termination Event, Voluntary Partial Prepayment, Voluntary Full Prepayment or an early Repurchase Date (including, without limitation, payment obligations in respect of Income that have accrued on or prior to the relevant date).

Failure to Deliver Equivalent Securities:	In respect of the Transaction, this provision (Failure to Deliver Equivalent Securities) shall apply in relation to Buyer’s obligations with respect to the Class A Notes in lieu of paragraph 10(h) of the Agreement and any reference in the Agreement to paragraph 10(h) in respect of Buyer’s obligations with respect to the Class A Notes shall be deemed to be a reference to this provision (Failure to Deliver Equivalent Securities).

It is acknowledged by each of the Parties hereto that the Class A Notes are unique assets, and that (except for proceeds of a redemption or repayment referred to in the definition of "Equivalent Securities") accordingly no asset other than the Purchased Securities will qualify as Equivalent Securities.

Notwithstanding anything to the contrary in paragraph 10 of the Agreement or otherwise in the Agreement or this Confirmation and without duplication of the Operational Errors provisions below, if Buyer (the "Transferor") fails to deliver to Seller (the "Transferee") any Purchased Security (an "Unavailable Asset") by the time (the "Due Date") required under the Agreement or within such other period as may be agreed in writing by the Transferor and the Transferee (such failure, a "Transfer Failure"):

(a) the Transferee, if it has paid the Purchase Price to the Transferor, may require the Transferor to repay the sum so paid with interest which shall accrue at a rate equal to the overnight Federal Funds (Effective) Rate for each day such amount remains outstanding (as reported in Federal Reserve Publication H.15-519) plus 2% per annum;

5

(b) the Transferor, acting in good faith and a commercially reasonable manner, shall try for a period of 10 calendar days from the day following the Due Date in respect of the Unavailable Asset (the last day of such period, the "Transfer Cut-Off Date") to obtain such Unavailable Asset (and, where the Transfer Failure is in respect of Buyer’s obligation to deliver the Purchased Securities on the scheduled Repurchase Date for the Transaction, the Transaction shall be deemed to continue until, and terminate upon, the Extended Termination Date);

(c) if the Transferor obtains such Unavailable Asset on or prior to the Transfer Cut-Off Date, the Transferor shall promptly give notice to the Transferee of its ability to deliver such Unavailable Asset and shall transfer such Unavailable Asset to the Transferee on the third Business Day following the day on which the Transferor delivers such notice in settlement of the relevant Transfer Failure;

(d) if any Unavailable Asset is redeemed in full or in part by the relevant issuer prior to the Transfer Cut-Off Date, then either Party may give notice to the other Party of such redemption after becoming aware of the same, and the Transferor shall transfer a sum of money equivalent to the proceeds of such redemption to the Transferee no later than two Business Days following the day on which the Transferor delivers or receives such notice;

(e) if (x) Transferor has not obtained any Unavailable Asset on or prior to the Transfer Cut-Off Date and (y) such Unavailable Asset has not been redeemed in full by the relevant issuer prior to the Transfer Cut-Off Date, then on the Transfer Cut-Off Date, Transferor shall be deemed to have failed to satisfy its obligations to deliver Purchased Securities in accordance with its obligations under this Confirmation and the Agreement and such event shall constitute an Event of Default with respect to Buyer; and

(f) to the extent that a party has previously paid Cash Margin which has not been repaid in respect of the Unavailable Asset, that party shall be entitled to require that such Cash Margin be repaid on the Extended Termination Date (as defined below).

For the avoidance of doubt, following any Transfer Failure in relation to the Transaction, the Parties’ other obligations under the Agreement shall continue, and if such Transfer Failure occurred in connection with the relevant Repurchase Date for the Transaction, the Transaction shall terminate on the day (the "Extended Termination Date") which is, with respect to the last Unavailable Asset, the earliest to occur of:

6

(i) the Business Day on which the Transferor transfers such last Unavailable Asset in accordance with sub-paragraph (c) above;

(ii) if such last Unavailable Asset is redeemed in full in accordance with sub-paragraph (d) above, the day on which the Transferor transfers proceeds of such redemption; and

(iii) the date on which clause (e) above occurs.

If any such Transfer Failure continues to subsist after the scheduled Repurchase Date for the Transaction, the Transaction Fee Amounts shall cease to accrue on the scheduled Repurchase Date for the Transaction and no further Transaction Fee Amounts shall be payable in respect of the Transaction, notwithstanding the continuance of the Parties’ obligations up to the Extended Termination Date under this provision.

Paragraph 10(k)(i) shall be deleted in its entirety and replaced with the following:

“Subject to sub-paragraph (ii) below, if as a result of (A) a Transaction terminating before its agreed Repurchase Date under paragraphs 10(b) or 10(g)(iii) or (B) the Transaction being extended to and terminating on the Extended Termination Date as a result of a failure by Buyer to satisfy its obligations to deliver Purchased Securities, the non-Defaulting Party (in the case of paragraph 10(b)), Buyer (in the case of paragraph 10(g)(iii)) or Seller (in the case of the occurrence of the Extended Termination Date) (in each case the "first party") incurs any loss or expense in entering into replacement transactions, the other party shall, in addition and without prejudice to any other amounts required to be paid by such other party under the Confirmation evidencing such Transaction, be required to pay to the first party the amount determined by the first party in good faith to be equal to the loss or expense incurred in connection with such replacement transactions (including all fees, costs and other expenses) less the amount of any profit or gain made by that party in connection with such replacement transactions; provided that if that calculation results in a negative number, an amount equal to that number shall be payable by the first party to the other party.”

Determination of Default Market Value:	If the Repurchase Date is accelerated hereunder by reason of an Event of Default with respect to Buyer as Defaulting Party, then (x) this provision shall apply in lieu of paragraphs 10(d) through (e) (inclusive) of the Agreement for purposes of determining (I) the Default Market Value of the Equivalent Securities to be transferred, (II) the amount of any Cash Margin (including the amount of any interest accrued) to be transferred, and (III) the Repurchase Price to be paid, as a result of such Event of Default, and (y) any reference in the Agreement to paragraph 10(d) and/or 10(e), in relation to the Transaction shall be deemed to be a reference to this provision. Notwithstanding anything to the contrary in paragraphs 10(c) though (f) (inclusive) under the Agreement related to an Event of Default with respect to Buyer that results in the acceleration of the Repurchase Date:

7

(a) the Default Market Value of the Equivalent Securities shall be the Final Price (as defined in the Collateral Management Agreement) determined by the Collateral Manager (as defined in the Indenture) on the Default Valuation Date (as defined in the Collateral Management Agreement), determined based upon the provisions of Section 2(p) of the Collateral Management Agreement; and

(b) solely for purposes of determining the Default Market Value under sub-clause (a) above, each of Buyer and Seller hereby appoints the Collateral Manager as the Calculation Agent.

Income:	Means any interest, dividends or other distributions other than principal payments to be paid with respect to any Purchased Securities. Buyer shall transfer to Seller all Income paid or distributed on or in respect of the Purchased Securities within one Business Day after the date that such Income is paid or distributed to holders of the Purchased Securities, and paragraph 5(i) of the Agreement (as amended and restated in the related Annex) shall be amended accordingly. For avoidance of doubt, (a) references to the amount of any Income paid shall be to an amount paid net of any withholding or deduction for or on account of taxes or duties other than taxes or duties imposed as a result of a subsequent sale, transfer, pledge, or hypothecation of the Purchased Securities (including by way of a repurchase transaction) by Buyer, (b) all payment obligations of Buyer in respect of Income that have accrued but remain outstanding on any Repurchase Date shall be paid on such Repurchase Date and shall be subject to the provisions of paragraph 6(h) (as amended hereby) and (c) except as expressly provided for in the "Unpaid Amounts" provisions of this Confirmation or in paragraph 6(h) of the Agreement, Buyer shall not net or set-off against or otherwise apply the Income payment or payments to reduce the amount, if any, to be transferred to Buyer by Seller upon termination of this Transaction.

8

Clawback:	If (a) any distribution (whether as an Income payment or otherwise) on a Purchased Security is received by Buyer and subsequently paid by Buyer to Seller hereunder, and (b) Buyer is subsequently required to transfer all or a portion of such payment to the issuer of such Security (or trustee, paying agent or similar party) (the amount transferred, the "Clawback Amount"), then promptly after receiving notice of such Clawback Amount from Buyer, Seller shall transfer an amount equal to the Clawback Amount to Buyer. Buyer agrees to pay over to Seller within one Business Day after receipt any amounts subsequently recovered (but only to the extent such amounts are actually received by Buyer and Buyer is not otherwise obligated to pay such amounts to Seller pursuant to any other provision hereunder such that payment would result in duplicative payments by Buyer or any other party), and to make reasonable efforts to claim and collect such recoveries. No interest shall be payable by Buyer or Seller in relation to Clawback Amounts or amounts recovered in respect thereof for the period prior to such amounts becoming payable under this provision. This provision shall survive the termination of the Transaction.

Operational Errors:	Notwithstanding paragraph 10(a) of the Agreement and, without duplication of the “Failure to Deliver Equivalent Securities” provisions above, the failure of a Party ("X") to make any payment or delivery referred to in such paragraph (other than a payment or delivery referred to in paragraph 10(a)(iv) of the Agreement) in respect of the Transaction will not be an Event of Default if such failure arises solely by reason of:

(a) an error or omission of an administrative or operational nature made by or on behalf of X or by any bank, broker-dealer, clearing corporation or other similar financial intermediary holding funds, securities or other property directly or indirectly for account of X (each, a "Paying Agent"); or

(b) a failure by a person or entity other than X or any of its affiliates to make a delivery when due to X of securities or other property that X is obligated to deliver under the Transaction,

in each case, subject to the satisfaction of each of the following conditions: (i) such failure does not continue for more than three Business Days after notice of such failure is given to X, (ii) funds, securities or property (assuming the timely delivery of securities or other property required to be delivered to X for settlement on or prior to the related date for payment or delivery under the Transaction) were available to X or such Paying Agent(s) to enable it (or them) to make the relevant payment or delivery when due, and (iii) X has provided the other Party with such additional information as the other Party shall have reasonably requested in writing in order to satisfy the other Party that such failure occurred solely as a result of one or more of the reasons described above.

Events of Default:	In addition to the Events of Default set forth in the Agreement, if any of the following events occurs, it shall constitute an Event of Default with respect to the relevant Party specified below which shall be the Defaulting Party:

9

(a) with respect to Seller, if Seller fails to pay any Transaction Fee Amount due on a Transaction Fee Payment Date, and such amount remains unpaid for three (3) Business Days following the date that Buyer, as non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party;

(b) with respect to Seller, if Seller breaches any of the covenants set forth in the section "Certain Covenants of Seller" below and such breach is not remedied within three (3) Business Days following the date that Buyer, as non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party;

(c) with respect to Seller, if Seller fails to pay the applicable Breakage Amount (if any) on any Prepayment Date or early Repurchase Date, and Buyer, as non-Defaulting Party, serves a Default Notice on the Defaulting Party;

(d) with respect to Buyer or Seller, as applicable, if Buyer or Seller, respectively, fails to perform its respective payment or delivery obligations on any Prepayment Date or when required under the “Failure to Deliver Equivalent Securities provisions above”, and the Party that is the non-Defaulting Party serves a Default Notice on the Defaulting Party;

(e) with respect to Seller, Seller fails to pay any Clawback Amount in accordance with the Clawback provisions herein or, with respect to Buyer, Buyer fails to return any amounts to Seller as required by the Clawback provisions, and the non-Defaulting Party serves a Default Notice on the Defaulting Party and the same is not paid within one (1) Business Day of such Default Notice; and

(f) with respect to Seller, (i) the occurrence of an act by Seller that constitutes fraud or criminal activity in the performance of its obligations under the Agreement, the Equity Contribution Agreement or the Collateral Management Agreement, or (ii) Seller or any of its officers or directors (other than any independent or other outside director that is not an employee of Seller) shall be charged, indicted, convicted or the subject of a civil, administrative or enforcement action by any Governmental Authority for an offense involving securities fraud, embezzlement, money laundering, racketeering, insider trading, market manipulation or other similar violations of federal or state securities laws or federal criminal laws (other than any industry-wide investigation relating to practices that have become the subject of contemporaneous actions against multiple non-affiliated entities), and Buyer, as the non-Defaulting Party, serves a Default Notice on the Seller as Defaulting Party.

10

Breakage Amounts:	If (a) the Repurchase Date for this Transaction occurs prior to the scheduled Repurchase Date by reason of the occurrence of an Event of Default (where Seller is the Defaulting Party), a Mandatory Prepayment, a Voluntary Full Prepayment or an event described in paragraph 11(a) of the Agreement in respect of which Seller is the notifying party or (b) a Prepayment Date occurs in connection with a Voluntary Partial Prepayment, then, without limitation of any other payments or deliveries that become due as a result of such event but without duplication, on such Repurchase Date, Seller shall pay to Buyer an amount equal to the Breakage Amount for this Transaction or the applicable portion thereof. For the avoidance of doubt, no Breakage Amount shall be payable by Seller in respect of any Repurchase Date occurring as a result of a Regulatory Event.

"Breakage Amount" shall mean, with respect to the Transaction evidenced hereby (or, in the case of a Voluntary Partial Prepayment the applicable portion thereof that is the subject of such Voluntary Partial Prepayment), the present value of the Transaction Fee Amounts that would have been payable to Buyer under such Transaction (or the applicable portion thereof) from (and including) the early Repurchase Date or applicable Prepayment Date (as applicable) to (but excluding) the scheduled Repurchase Date, as determined by the Calculation Agent assuming, solely for purposes of determining such amount, that (i) the Transaction Fee Rate is equal to the Spread and not LIBOR plus the Spread and (ii) the Repurchase Price payable upon such termination were to remain outstanding until the originally scheduled Repurchase Date.

Equivalent Securities:	Paragraph 2(s) and 2(t) shall be deleted in their entirety and replaced with the following:

“(s) "Equivalent Securities", with respect to a Transaction, Securities equivalent to Purchased Securities under that Transaction. If and to the extent that such Purchased Securities have been redeemed or repaid, the expression shall mean a sum of money equivalent to the proceeds of the redemption or repayment;

(t) Securities are "equivalent to" other Securities for the purposes of this Agreement if they are: (i) of the same issuer; (ii) part of the same issue; and (iii) of an identical type, nominal value, description, class, CUSIP number (or equivalent ISIN number) and (except where otherwise stated) amount as those other Securities.”

11

2	Purchased Securities, Margining and Substitutions

Purchased Securities:	(a) On the First Purchase Date, Seller transferred to Buyer the Class A Notes issued under the Indenture on the Trade Date in exchange for the related Purchase Price; and

(b) on the Second Purchase Date, Seller will transfer to Buyer the Class A Notes issued under the Indenture on the Amendment Effective Date in exchange for the related Purchase Price.

Such Class A Notes shall constitute the Purchased Securities under the Transaction evidenced hereby.

Margin Ratio:	With respect to a Purchased Security, an amount equal to (a) one, divided by (b) 1 minus the Haircut applicable to such Purchased Security.

Haircut:	50%.

Marking to Market:	The Parties agree that, with respect to this Transaction, the provisions of paragraphs 4(a) to (h) (inclusive), 4(j) and 4(k) of the Agreement shall not apply and instead margin shall be provided separately in respect of this Transaction in accordance with the terms of this Confirmation. For the avoidance of doubt, the provisions of paragraph 8(d) of the Agreement shall not apply to the Transaction.

Margin Maintenance:	Subject to the "Timing of Transfer of Eligible Margin" provision of this Confirmation:

(a) if at any time the Net Transaction Exposure for this Transaction is greater than zero, Buyer may, by notice to Seller, require Seller to transfer to Buyer Eligible Margin such that, immediately following such transfer, the Net Transaction Exposure is not greater than zero; and

(b) if at any time the Net Transaction Exposure is less than zero, Seller may, by notice to Buyer, require Buyer to transfer Eligible Margin to Seller such that, immediately following such transfer, the Net Transaction Exposure is greater than or equal to zero;

provided that (i), subject to clause (iii) below, the excess or the deficiency, as the case may be, is not less than the Minimum Transfer Amount, (ii) Seller shall have no obligation to transfer Eligible Margin to Buyer unless and until the first time that the Net Transaction Exposure is equal to or greater than the Margin Threshold (upon the occurrence of which the Margin Threshold shall be reduced to zero) and (iii) if a Repurchase Date occurs, (A) the Minimum Transfer Amount limitation shall not apply and (B) the Party entitled to the return of Eligible Margin as a result of such occurrence shall be deemed to have given notice demanding such transfer on such Repurchase Date.

12

Notwithstanding the foregoing, (x) in no event will Buyer be required to transfer Eligible Margin to Seller pursuant to the foregoing except to the extent that such Eligible Margin constitutes Eligible Margin previously transferred to Buyer by Seller and (y) Eligible Margin "held by Buyer" at any time means Eligible Margin previously transferred to Buyer by Seller that has not theretofore been returned to Seller by Buyer.

Eligible Margin:	USD Cash only.

Net Margin Transferor:	In respect of a Transaction, the Party (if any) that has provided positive Net Margin amount to the other Party hereto.

Net Transaction Exposure:	As of any time, an amount equal to the aggregate Purchased Securities Exposure Amount of the Purchased Securities under such Transaction:

(a) if Seller is the Net Margin Transferor, minus an amount equal to the amount of Net Margin;

(b) if Buyer is the Net Margin Transferor, plus an amount equal to the amount of Net Margin; or

(c) if neither Party is a Net Margin Transferor, unadjusted.

Purchased Securities Exposure Amount:	In respect of a Purchased Security, an amount equal to:

(a) the Repurchase Price of such Purchased Security multiplied by the Margin Ratio applicable to such Purchased Security, minus

(b) the Market Value of such Purchased Security.

Net Margin:	(i) The definition of Net Margin in paragraph 2(ee) of the Agreement shall be deleted in its entirety and replaced with the following:

“The "Net Margin" provided to a party at any time shall mean the excess (if any) at that time of (i) the sum of the amount of Cash Margin paid to that party (including accrued interest on such Cash Margin which has not been paid to the other party) under the Margin Maintenance provisions in this Confirmation (excluding any Cash Margin which has been repaid to the other party) over (ii) the sum of the amount of Cash Margin paid to the other party (including accrued interest on such Cash Margin which has not been paid by the other party) under the Margin Maintenance provisions in this Confirmation (excluding any Cash Margin which has been repaid by the other party) and for this purpose any amounts not denominated in the Base Currency shall be converted into the Base Currency at the Spot Rate prevailing at the relevant time.”

13

Minimum Transfer Amount:	As of any date of determination, 5% of the Aggregate Outstanding Amount of the Class A Notes.

Margin:	Timing of Transfer of Eligible Where Eligible Margin is to be transferred under the Margin Maintenance provisions hereof, unless otherwise agreed between the Parties, if the relevant notification is received:

(i) on a Business Day at or prior to the Margin Transfer Notification Time, then the transfer shall be made not later than the close of business on the same Business Day; and

(ii) on a Business Day after the Margin Transfer Notification Time or on a day that is not a Business Day, then the relevant transfer shall be made not later than the close of business on the next Business Day after the date such notification is received.

"Margin Transfer Notification Time" means, 10:00 am (New York time).

Market Value:	Notwithstanding paragraph 2(cc) of the Agreement but subject and without prejudice to the "Determination of Default Market Value" provisions above, "Market Value" shall mean, with respect to the Class A Notes on any date of determination by the Calculation Agent, an amount equal to the market value of all such Notes, calculated as the sum of (i) the sum, with respect to each Portfolio Asset (as defined in the Indenture) held by the issuer of the Class A Notes on such date, other than any Zero-Value Portfolio Asset (which for purposes of this subparagraph (b) shall have a value of zero), of the product of (x) the Current Price of such Portfolio Asset on such date and (y) the Principal Balance (as defined in the Indenture) of such Portfolio Asset (as defined in the Indenture) on such date, (ii) the aggregate amount of all cash held by the issuer of the Class A Notes on such date, plus (iii) the aggregate cost of purchase of all Eligible Investments held by the issuer of the Class A Notes on such date (subject to the Dispute Rights set forth herein).

For purposes of calculating Market Value pursuant to clause (b), the trade date (and not the settlement date) with respect to any acquisition or disposition of a Portfolio Asset (as defined in the Indenture) shall be used to determine whether and when a Portfolio Asset is held by the issuer of the Class A Notes.

Current Price:	On any date of determination by the Calculation Agent with respect to any Portfolio Asset (as defined in the Indenture), including as of the acquisition date of such Portfolio Asset by the Issuer, the net cash proceeds (expressed as a percentage of par) that would be received from the sale of such Portfolio Asset on such date, exclusive of accrued interest and capitalized interest and net of the related expected Costs of Assignment (as defined below), as determined by the Calculation Agent.

14

For purposes hereof:

"Costs of Assignment" means, with respect to any Portfolio Asset, the sum of (a) without duplication of (b) or (c), any costs of any purchase, exchange, sale, transfer or assignment transaction with respect to such Portfolio Asset that would be paid by a person effecting such transaction under the terms of such Portfolio Asset or otherwise actually imposed on such person by any applicable trustee, administrative agent, registrar, borrower or Portfolio Asset Obligor incurred in connection with any such transaction with respect to such Portfolio Asset (including, without limitation, any amounts reimbursable by such person in respect of any tax or other governmental charge incurred with respect thereto), (b) without duplication of (a) or (c), any reasonable expenses that are incurred by such person in connection with any such transaction and (c) without duplication of (a) or (b), any reasonable administrative, legal or accounting fees, costs and expenses (including, without limitation, any fees and expenses of the trustee of or outside counsel to the Portfolio Asset Obligor on such Portfolio Asset) that are incurred by such person in connection with any such transaction.

Zero-Value Portfolio Asset:	(a) Any Portfolio Asset for which there does not exist a written agreement (which may be evidenced by an exchange of emails by duly authorized persons) between Buyer (acting in its sole discretion exercised in good faith without regard to the Zero-Value Designation Criteria, the Portfolio Criteria or “Asset Eligibility Criteria” (as defined in the Indenture), the exercise of which discretion shall not be affected by any prior exercise thereof by or other actions or omissions of Buyer) and Seller, entered into prior to the acquisition thereof by the issuer of the Class A Notes, to the effect that such Portfolio Asset shall not be a "Zero-Value Portfolio Asset"; provided that any such Portfolio Asset may subsequently become a Zero-Value Portfolio Asset pursuant to (b), (c), (d) or (e) of this Section.

(b) Any Portfolio Asset (i) that, at any time after the acquisition thereof by the issuer of the Class A Notes on any date of determination by the Calculation Agent, has (A) become at any time a “Defaulted Obligation” (as defined in the Indenture) and such situation has not been remedied within five Business Days after the earlier of (1) notice of such event from the Collateral Manager to the Issuer and (2) notice of such event from Buyer to Seller or (B) other than those criteria that, by their express terms, are tested only at the date of acquisition by the Issuer, ceased to comply with any of the Zero-Value Designation Criteria and (ii) in respect of which Buyer, acting in its sole discretion exercised in good faith at any time thereafter (the exercise of which discretion shall not be affected by any prior exercise thereof by or other actions or omissions of Buyer), has notified Seller shall constitute a "Zero-Value Portfolio Asset" as a result of such event; provided that (i) Buyer shall not be entitled to designate the following Portfolio Assets as “Zero-Value Portfolio Assets” solely on the basis of clause (d) of the Zero-Value Designation Criteria: Applied Merchant Systems, Tax Defense Network, Orchid Underwriters Agency LLC and Pure Barre LLC and (ii) Buyer shall not be entitled to designate the following Portfolio Assets as “Zero-Value Portfolio Assets” solely on the basis of clause (e) of the Zero-Value Designation Criteria: CIG Financial, EagleRider and Interblock.

15

(c) Any Portfolio Asset that is deemed to be a Zero-Value Portfolio Asset as a result of Seller's failure to comply with the requirements described in "Third Party Valuations" below until an Eligible Valuation is provided in respect thereof in accordance with this Confirmation;

(d) Any Portfolio Asset which (i) together with any other Portfolio Assets, has resulted in a breach of any of the Portfolio Criteria that has not been remedied within five (5) Business Days of Buyer notifying Seller thereof or Seller otherwise becoming aware thereof and (ii) Buyer, acting in its sole discretion exercised in good faith at any time thereafter (the exercise of which discretion shall not be affected by any prior exercise thereof by or other actions or omissions of Buyer), has notified Seller shall constitute a "Zero-Value Portfolio Asset" as a result of such breach; provided that Buyer shall only be entitled to designate a portion of the relevant Portfolio Assets as "Zero-Value Portfolio Assets" under this clause (d) with an “Aggregate Principal Balance” (as defined in the Indenture) that is equal to the extent of such non-compliance;

(e) Any Portfolio Asset that does not at the time of acquisition by the Issuer satisfy the conditions set forth in Section 12.2(a) of the Indenture; and

(f) Any Portfolio Asset with respect to which either (i) Seller took, agreed or consented to any action set out in Section 2(o) of the Collateral Management Agreement, without providing the Buyer with either of the “Restructuring Notices” (as defined in the Collateral Management Agreement) within the timeframes set out therein, or (ii) unless the taking of the relevant action has otherwise already resulted in the relevant Portfolio Asset constituting a Zero-Value Portfolio Asset under clause (b)(i)(A) above, Seller took, agreed or consented to any of the actions set out in paragraphs (i), (ii), (iii), or (iv) of Section 2(o) of the Collateral Management Agreement without first obtaining the prior written consent of Buyer (acting in its capacity as Liquidation Agent (as defined in the Indenture)). Without limiting Buyer’s discretion with respect to the nature of its response, Buyer shall respond promptly to any request of Seller asking whether or not Buyer is willing to provide any such consent.

16

Zero-Value Designation Criteria:	Criteria satisfied in respect of a Portfolio Asset on (i) in the case of clauses (a), (f) and (g), the trade date for the acquisition thereof by the Issuer and (ii) otherwise, any date of determination by Buyer if:

	(a)	as of the applicable trade date, the obligation has a legal final maturity not more than 7 years after such trade date;

	(b)	the obligation does not by its terms permit the deferral and/or capitalization of payment of 25% or more accrued, unpaid interest;

	(c)	the United States or the District of Columbia is the principal place of business for the related Portfolio Asset Obligor for the obligation;

	(d)	EBITDA for the most recent consecutive four fiscal quarters of the relevant Portfolio Asset Obligor for which financial reports are available is at least U.S.$10,000,000 for “Senior Secured Loans” (as defined in the Indenture);

	(e)	EBITDA for the most recent consecutive four fiscal quarters of the relevant Portfolio Asset Obligor for which financial reports are available is at least U.S.$15,000,000 for “Second Lien Loans” (as defined in the Indenture) and Unsecured Loans (as defined in the Indenture);

	(f)	as of the applicable trade date, the obligation is rated (including any private rating) by one of Moody's (as defined in the Indenture), S&P (as defined in the Indenture), or Lincoln International, with a rating assigned to the obligation by Moody's, S&P, or Lincoln not less than "Caa2", "CCC", or "CCC", respectively;

	(g)	as of the applicable trade date, the market value of the obligation (expressed as a percentage of par and computed without reference to any accrued interest) is not less than the greater of

	(i)	70% and (ii) 85% of the value of the S&P/LSTA US Leveraged Loan 100 Index; and

	(h)	the obligation is denominated and payable solely in USD and is neither convertible by the related Portfolio Asset Obligor thereon or thereof into, nor payable in, any other currency.

Portfolio Criteria:	Criteria that are satisfied on any date of determination by Buyer so long as:

17

	(a)	the “Aggregate Principal Balance” of all Portfolio Assets consisting of “Senior Secured Loans” is not less than 40% of the “Aggregate Portfolio Par Value”;

	(b)	the “Aggregate Principal Balance” of all Portfolio Assets consisting of “Second Lien Loans” and ”Unsecured Loans” does not exceed 60% of the “Aggregate Portfolio Par Value”; provided that the “Aggregate Principal Balance” of all Portfolio Assets consisting of Unsecured Loans does not exceed 10% of the “Aggregate Portfolio Par Value”;

	(c)	the “Aggregate Principal Balance” of all Portfolio Assets relating to a single Portfolio Asset Obligor does not exceed 7.5% of the “Aggregate Portfolio Par Value”, provided that (i) the “Aggregate Principal Balance” of all Portfolio Assets relating to each of up to three single Portfolio Asset Obligors may each constitute up to (but not exceeding) 10.0% of the “Aggregate Portfolio Par Value” and (ii) the “Aggregate Principal Balance” of all Portfolio Assets relating to a single Portfolio Asset Obligor may constitute up to (but not exceeding) 15.0% of the “Aggregate Portfolio Par Value”; and

	(d)	the “Aggregate Principal Balance” of all Portfolio Assets in any single S&P Industry Classification Group does not exceed 10.0% of the “Aggregate Portfolio Par Value”, provided that (i) the “Aggregate Principal Balance” of all Portfolio Assets in up to each of three separate S&P Industry Classification Groups may each separately constitute up to (but not exceeding) 15% of the “Aggregate Portfolio Par Value” and (ii) the “Aggregate Principal Balance” of all Portfolio Assets in one separate S&P Industry Classification Group may constitute up to (but not exceeding) 20% of the “Aggregate Portfolio Par Value”.

Capitalized terms used in this Section shall have the respective meanings given to such terms in the Indenture.

S&P Industry Classification Groups	Each of the categories set forth in Schedule II hereto.

Third Party Valuations:	Seller shall procure that Lincoln International provide valuations in respect of each Portfolio Asset (an "Asset Valuation Report”) to Buyer with respect to the first Asset Valuation Report Period (as defined below). Thereafter, Seller shall procure that CTS Capital Advisors LLC or such other person agreed by Seller and Buyer (each, an "Independent Valuator") shall from time to time prepare Asset Valuation Reports and provide a copy thereof to Buyer as follows:

18

(a) with respect to each Portfolio Asset acquired by the Issuer, a copy of such Asset Valuation Report on or before the date of acquisition (on a trade date basis) of such Portfolio Asset; and

(b) within 10 calendar days of the last day of each Asset Valuation Report Period, an Asset Valuation Report in respect of each Portfolio Asset held by the Issuer as of such date.

For purposes of the foregoing, “Asset Valuation Report Period” means each calendar quarter ending on March 31, June 30, September 30 and December 31; provided that (i) subject to clause (ii) below, the first Asset Valuation Report Period commenced on the First Purchase Date and ended on June 30, 2015 and (ii) Seller procured that Lincoln International provided individual valuations with respect to each Portfolio Asset acquired by the Issuer that were current as of March 31, 2015 on or prior to the First Purchase Date.

If, on any date of determination by the Calculation Agent, Seller has failed to procure an Asset Valuation Report in respect of one or more Portfolio Assets in accordance with the requirements of clauses (a) or (b), each such Portfolio Asset omitted from such Asset Valuation Report shall be deemed to be a Zero-Value Portfolio Asset until such time as such Portfolio Asset is included in a subsequent Asset Valuation Report or an equivalent report from an Independent Valuator, Alternate Valuation Company, or the Back-Up Valuation Company delivered at any time after such date of determination (which equivalent report may be requested by Seller at any time).

Eligible Investments:	Any "Eligible Investments" under (and as defined in) the Indenture.

Dispute Rights:	Provided that no Event of Default has occurred and is continuing with respect to Seller, if Seller in good faith has a commercially reasonable basis for disagreement with the Calculation Agent’s determination of the Current Price of any Portfolio Asset, then Seller may dispute such determination by giving notice of such dispute (a "Dispute Notice") to Buyer and the Calculation Agent no later than (i) if Seller receives notice of the Calculation Agent's determination of a Current Price in dispute at or prior to noon (New York time) on any Business Day, by the close of business on such Business Day and (ii) if Seller receives notice of the Calculation Agent's determination of a Current Price in dispute after noon (New York time) on any Business Day, by noon (New York time) on the following Business Day. Any such Dispute Notice shall specify, in reasonable detail, the bid-side market price Seller believes should be attributed to any such Portfolio Asset, along with reasonable evidence supporting such value.

19

Promptly following delivery of a Dispute Notice in relation to any Portfolio Asset, the Calculation Agent and Seller shall negotiate in good faith to try to agree to the disputed Current Price. If by 10:00 a.m. (New York time) on the Business Day following the day on which the Dispute Notice is delivered, the Calculation Agent and Seller are unable to agree, then:

(i) each of the Calculation Agent and Seller shall seek bids actionable by Buyer from an Approved Dealer selected by the entity seeking the bid for the face amount of such disputed Portfolio Asset (exclusive of accrued interest); and, if such bids are submitted to the Calculation Agent by 2:00 p.m. (New York time) on such Business Day, then the arithmetic average of the bids obtained (if any) or the bid obtained (where only one bid is obtained) shall be used for purposes of setting the Current Price of such disputed Portfolio Asset with respect to the day such bid is received; and

(ii) if bids cannot be obtained as provided in the preceding paragraph (i) with respect to any disputed Portfolio Asset by the deadline specified in such paragraph:

(A) Seller shall request that CTS Capital Advisors, LLC ("CTS Valuer"), or such other party as agreed by the Calculation Agent and Seller (CTS Valuer or such other party, the "Alternate Valuation Company"), provide an Eligible Valuation to the Calculation Agent;

(B) if (1) no such Eligible Valuation is received by the Calculation Agent from the Alternate Valuation Company by 2:00 p.m. (New York time) on the fifth Business Day following such request or (2) the Calculation Agent in good faith has a commercially reasonable basis to disagree with the Alternate Valuation Company's Eligible Valuation and the Calculation Agent notifies Seller and the Calculation Agent of such disagreement on the day such Eligible Valuation is received by the Calculation Agent (the earlier of such fifth Business Day and the day of such notification, the "Notification Day"), then no later than 10:00 a.m. (New York time) on the Business Day next following the Notification Day, the Calculation Agent shall deliver a request to Lincoln International or its successor (the "Back-Up Valuation Company") to provide an Eligible Valuation for such disputed Portfolio Asset; and

(C) the Current Price in relation to such disputed Portfolio Asset shall be:

20

(1) if the Alternate Valuation Company provides an Eligible Valuation and the Calculation Agent does not provide a request in accordance with sub-clause (B) above, the Resolved Current Price in relation to the Eligible Valuation provided by the Alternate Valuation Company;

(2) if the Calculation Agent provides a request in accordance with sub-clause (B) above and the Back-Up Valuation Company provides an Eligible Valuation for such disputed Portfolio Asset by no later than 2:00 p.m. (New York time) on the fifth Business Day following such request, the Resolved Current Price in relation to the Eligible Valuation provided by the Back-Up Valuation Company;

(3) if the Calculation Agent provides a request for the Back-Up Valuation Company as a result of the event described in sub-clause (B)(1) above and the Back-Up Valuation Company fails to provide an Eligible Valuation for such disputed Portfolio Asset by no later than 2:00 p.m. (New York time) on the fifth Business Day following such request, the Current Price originally determined by the Calculation Agent; and

(4) if the Calculation Agent provides a request for the Back-Up Valuation Company following the delivery of a notice to Seller in accordance with sub-clause (B)(2) above and the Back-Up Valuation Company fails to provide an Eligible Valuation for such disputed Portfolio Asset by no later than 2:00 p.m. (New York time) on the fifth Business Day following such request, the Eligible Valuation provided by the Alternative Valuation Company.

If Seller has delivered a Dispute Notice, during the pendency of such dispute, the Parties shall be required to deliver or return (as applicable) margin based on the Calculation Agent’s original determination in accordance with this Confirmation; provided that, following resolution of the dispute, the Parties shall be required to deliver or return (as applicable) margin based on the Current Price so determined. For the avoidance of doubt, with respect to the dispute of the Current Price of any Portfolio Asset, upon the determination of such Current Price in accordance with the foregoing, the Calculation Agent shall recalculate the relevant Market Value of the related Purchased Securities using such Current Price for such Portfolio Asset.

21

For purposes of this section Dispute Rights:

"Approved Dealer" shall mean each of Bank of America, N.A., Barclays Bank plc, BNP Paribas, Citibank, N.A., Credit Agricole S.A., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co., JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co., Royal Bank of Canada, Societe Generale, and The Royal Bank of Scotland plc; provided that (a) the Calculation Agent may at any time, upon written notice to Seller, delete any name from such list so long as such deletion is consistent with the general application of its internal credit policies with respect to such Approved Dealer and (b) the Calculation Agent and Seller may, at any time, agree in writing to add or remove an Approved Dealer to or from such list.

"Eligible Valuation" shall mean, with respect to any disputed Portfolio Asset, a valuation (which may be quoted in a range of values) for the outstanding principal amount of such Portfolio Asset (expressed as a percentage of par) that would be received from the sale of such Portfolio Asset on the date such valuation is provided, exclusive of accrued interest and capitalized interest; and

"Resolved Current Price" shall be, with respect to any Eligible Valuation that is:

(I) quoted as a range of values where the difference between the lowest and highest values in such range (each expressed as a percentage of par) is an amount greater than 5% of par, as determined by the Calculation Agent, the lowest value in such range;

(II) quoted as a range of values where the difference between the lowest and highest values in such range (each expressed as a percentage of par) is an amount less than or equal to 5% of par, as determined by the Calculation Agent, the mid-point between the lowest and highest value in such range, as determined by the Calculation Agent; and

(III) not quoted as a range of values, such Eligible Valuation.

Interest on Cash Margin:	The interest rate applicable to Cash Margin shall be a rate per annum equal to the overnight Federal Funds (Effective) Rate for each day cash is held as Margin hereunder, as reported in Federal Reserve Publication H.15-519. Such interest will be calculated on the basis of the actual number of days elapsed and compounding and shall be payable on the first Business Day of each calendar month, on each Prepayment Date (to the extent that it has accrued on the Cash Margin transferred in respect of the applicable Prepayment Amount) and on the Repurchase Date.

22

Substitutions:	No substitutions of Purchased Securities shall be permitted.

3	Fees

Transaction Fees:	On each Transaction Fee Payment Date, for each Purchased Security, Seller shall pay to Buyer an amount equal to the Transaction Fee Amount for such Purchased Security for the related Transaction Fee Period.

Transaction Fee Payment Dates:	For each Purchased Security, March 31st, June 30th, September 30th, and December 31st, commencing on June 30, 2015, and ending on (and including) the Repurchase Date for such Purchased Security, subject to adjustment in accordance with the Business Day Convention.

Transaction Fee Periods:	For each Purchased Security, each period from (and including) one Transaction Fee Payment Date for such Purchased Security to (but excluding) the next following Transaction Fee Payment Date for such Purchased Security; provided that (a) the initial Transaction Fee Period shall commence on (and include) the Purchase Date for such Purchased Security and (b) the final Transaction Fee Period shall end on (and exclude) the Repurchase Date for such Purchased Security.

Transaction Fee Amounts:	For each Purchased Security, the Transaction Fee Amount payable by Seller on a Transaction Fee Payment Date shall be equal to the aggregate amount obtained by application of the Transaction Fee Rate for the related Transaction Fee Period, on an actual/360 basis, on each day during the related Transaction Fee Period to the Purchase Price outstanding for such Purchased Security; provided that if an early Repurchase Date occurs with respect to a Purchased Security, such calculation shall be made using the daily average of the Purchase Price for such Purchased Security during the applicable Transaction Fee Period (being the result of (x) the aggregate of the Purchase Price as of the close of business on each Business Day during such Transaction Fee Period divided by (y) the number of Business Days in such Transaction Fee Period).

Transaction Fee Rate:	For each Transaction Fee Period, a rate per annum equal to the sum of (a) LIBOR determined on the Reset Date for such Transaction Fee Period plus (b) the Spread.

Where:

23

Notwithstanding paragraph 2(y) of the Agreement, "LIBOR", for any Reset Date, means the London Interbank Offered Rate for the Relevant Period in respect of USD as quoted on the Bloomberg Screen BTMM Page (or such other page as may replace the Bloomberg Screen BTMM Page) under the heading "LIBOR-FIX-BBAM<GO>" (or any replacement heading) as of 11:00 a.m., London time, on the day (the "Determination Date") that is two London banking days preceding such date. If such rate does not appear on the Bloomberg Screen BTMM Page (or any replacement page) under such heading (or any replacement heading), as of 11:00 a.m., London time, on such Determination Date, LIBOR will be determined by the Calculation Agent. For any Transaction Fee Period that is less than the Relevant Period, LIBOR shall be determined through the use of straight line interpolation by reference to two rates based on LIBOR, one of which shall be determined as if the Relevant Period were the period of time for which rates are available next shorter than the length of the Transaction Fee Period and the other of which shall be determined as if the Relevant Period were the period of time for which rates are available next longer than the length of the Transaction Fee Period.

"Relevant Period" means three months.

"Reset Date" with respect to any Transaction Fee Period, means the first day of such Transaction Fee Period.

"Spread" means 3.90%.

4	Miscellaneous

Voting Rights:	Where any voting or consent rights fall to be exercised in relation to any Purchased Securities, Buyer shall be entitled to exercise such voting or consent rights in its sole discretion and shall not have any obligation to arrange for voting or consent rights to be exercised in accordance with the instructions of Seller.

Business Day:	Notwithstanding paragraph 2(e) of the Agreement, "Business Day" means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York.

Business Day Convention:	The convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day so that such date will be the first following day that is a Business Day.

Unpaid Amounts:	For the avoidance of doubt, on the final Repurchase Date (whether occurring prior to, on, or after, the scheduled Repurchase Date, and whether occurring as a result of an Event of Default, a Prepayment Date, or otherwise), if there are amounts that became payable by one Party to the other Party on or prior to such Repurchase Date and which remain unpaid as at such Repurchase Date, such amounts shall remain an outstanding obligation of such Party and shall be netted with and set off against the amounts otherwise payable by the Parties on such Repurchase Date.

24

Interest on Amounts Payable:	Any amount due from one party to the other following the occurrence of an Event of Default shall be paid together with (to the extent permitted under applicable law) interest thereon (both before and after judgment) in USD, from (and including) the date on which such amount was originally due to (but excluding) the date such amount is paid, at a rate per annum equal to the overnight Federal Funds (Effective) Rate for each day such amount remains outstanding (as reported in Federal Reserve Publication H.15-519) plus 2% per annum. Such interest will accrue daily without compounding based on the actual number of days elapsed. The provisions of this paragraph shall supersede any conflicting provisions in paragraph 12 of the Agreement.

Tax Matters:	(i) For (and only for) U.S. Federal income tax purposes, each Party agrees: (i) to treat the purchase hereunder of Purchased Securities consisting of Class A Notes as if Buyer had made a loan to Seller secured by such Purchased Securities, (ii) to treat Seller as beneficial owner of such Purchased Securities, and (iii) not to take any inconsistent position on any related tax return.

(ii) Notwithstanding anything else in the Agreement, if the defaulting Party exercises its right to assign rights to payment under Paragraph 16(b) of the Agreement following an Event of Default, if any withholding or other taxes are imposed on payments to any assignee, the payor’s obligation to gross-up any such payment in respect of such tax to such assignee shall be limited to the amount of any gross-up it would have been obligated to pay immediately before any such assignment occurred.

(iii) If either Party exercises its right to assign rights to payment under Paragraph 16(b) of the Agreement, prior to being entitled to receive any gross-up payments in respect of any taxes withheld, any assignee will be required to submit to the payor an executed, complete IRS Form W-8 or W-9 (as applicable) establishing any available exemption or reduction from any US withholding taxes that may be imposed on the payment assigned.

Certain Covenants of Seller:	(i) Seller agrees that Seller will not permit any securities to be issued under the Indenture to any person or entity other than Seller.

(ii) Seller agrees that Seller will not sell, transfer or otherwise dispose of any securities issued under the Indenture (or any interest therein) other than pursuant to the Transaction.

25

(iii) To the fullest extent permitted by law, Seller agrees to fully indemnify, defend and hold harmless upon demand (x) Buyer and its Affiliates, (y) their respective directors, officers, agents and employees, and (z) each other entity or person controlling Buyer within the meaning of the Federal securities laws (each such entity and person collectively being referred to hereinafter as an “Indemnified Party”) from and against any actual out-of-pocket losses, claims, damages, expenses and liabilities (collectively, “Losses”) as and when incurred by an Indemnified Party in connection with any actual or threatened investigation, dispute (whether or not formal proceedings are instituted and whether or not the Indemnified Party is a party), claim, action, suit or proceeding (in court, arbitration, mediation or otherwise) related to or arising out of any untrue statement or alleged untrue statement of a material fact contained in written information relating to any of the Portfolio Assets or the Purchased Securities that is provided by Seller under or in connection with the Transaction Documents ( “Seller Information”), or the omission or alleged omission to state in any Seller Information a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made, except in all cases to the extent that any such Losses are incurred as a result of the fraud, bad faith, gross negligence or willful misconduct of, or material breach of any applicable confidentiality undertaking of Buyer relating to the disclosure of Seller Information by, any Indemnified Party.

Notification of Events of Default:	Each Party shall notify the other Party as soon as reasonably practicable upon becoming aware of the occurrence of any Event of Default with respect to such notifying Party or event which with the giving of notice and/or lapse of time could become an Event of Default with respect to such notifying Party.

Representations and acknowledgements:	Unless agreed to the contrary expressly and in writing in this Confirmation and notwithstanding any communication that each Party (and/or its Affiliates) may have had with the other Party or any of its Affiliates, in respect of the Transaction subject to this Confirmation, each Party will be deemed to represent to the other Party on the Trade Date and each Purchase Date of such Transaction and on each date on which such Transaction is terminated (in whole or in part) that:

(i) it is entering into or terminating (in whole or in part) the Transaction for its own account;

(ii) none of the other Party or any of its Affiliates or agents are acting as a fiduciary or financial adviser for it;

26

(iii) it is a sophisticated investor that has made its own independent decisions to enter into that Transaction, as to whether that Transaction is appropriate or proper for it and as to any related investment, hedging and/or trading based upon its own judgment and upon advice from such legal, regulatory, tax, financial, accounting and other advisers as it has deemed necessary, and not upon any view expressed by the other Party or any of its Affiliates or agents;

(iv) it is not relying on any communication (written or oral) of the other Party or any Affiliate or agent thereof except those expressly set forth in the Agreement, except that nothing in the Agreement will limit or exclude any liability of a party for fraud;

(v) it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction, and is also capable of assuming, and assumes, the risks of that Transaction;

(vi) having made all necessary enquiries with relevant authorities, its entry into or termination (in whole or in part) of such Transaction will not contravene any applicable law, decree, regulation, regulatory guidance, regulatory request, regulatory briefing or order of any government or governmental body (including any court or tribunal); and

(vii) to the extent required to do so, it has notified relevant authorities, in a manner acceptable to such authorities, of its entry into such Transaction.

Unless agreed to the contrary expressly and in writing in this Confirmation and notwithstanding any communication that each Party (and/or its Affiliates) may have had with the other Party, in respect of the Transaction subject to this Confirmation, each Party will be deemed to acknowledge on the date on which it enters into such Transaction that:

(a) none of the other Party or its Affiliates provides investment, tax, accounting, legal or other advice in respect of such Transaction;

(b) it has been given the opportunity to obtain information from the other Party concerning the terms and conditions of such Transaction necessary in order for it to evaluate the merits and risks of the Transaction; provided that, notwithstanding the foregoing, (i) it and its advisors are not relying on any communication (written or oral and including, without limitation, opinions of third party advisors) of the other Party or its Affiliates as (A) legal, regulatory, tax, business, investments, financial, accounting or other advice, (B) a recommendation to enter into such Transaction or (C) an assurance or guarantee as to the expected results of such Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction are made incidental to the other Party's business and shall not be considered (x) legal, regulatory, tax, business, investments, financial, accounting or other advice, (y) a recommendation to enter into such Transaction or (z) an assurance or guarantee as to the expected results of the Transaction and (ii) any such communication should not be the basis on which such Party has entered into such Transaction, and should be independently confirmed by such Party and its advisors prior to entering into the Transaction;

27

(c) none of the Parties or any Affiliate thereof has any obligation to, and it will not, select securities or transfers of currency, with regard to the needs or interests of any person other than itself, and each Party and its Affiliates may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking business with the issuer of any Purchased Security or its affiliates or any other person or entity having obligations relating to the Purchased Securities and may act with respect to such business in the same manner as if such Transaction did not exist, regardless of whether any such action may have an adverse effect on either Party's position under such Transaction;

(d) each Party and its Affiliates may, whether by virtue of the types of relationships described above or otherwise, at the date hereof or at times hereafter be in possession of information in relation to the issuer of the Class A Notes which is or may be material in the context of such Transaction and which is or may not be known to the general public or to one or both of the Parties, and the Transaction does not create any obligation on the part of any of the Parties and their respective Affiliates to disclose to either Party any such relationship or information (whether or not confidential);

(e) Neither Party makes any representations or warranties to the other in connection with, and shall have no responsibility with respect to, the accuracy of any statements, warranties or representations made in or in connection with the Purchased Securities, any information contained in any document filed by the issuer of the Purchased Securities (the "Issuer") with any exchange or with any governmental entity regulating the purchase and sale of securities, the solvency or financial condition of the Issuer, or the legality, validity, binding effect or enforceability of the obligations of the Issuer in respect of the Purchased Securities. Each Party acknowledges that it has, independently and without reliance on the other and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Transaction and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Issuer; and

28

(f) The Transaction does not create either a direct or indirect obligation of the Issuer owing to Seller or a direct or indirect participation in any obligation of the Issuer owing to Buyer. The Seller acknowledges that the Seller shall not have any voting rights with respect to the Purchased Securities or any other rights under or with respect to the Purchased Securities, other than as expressly set forth herein.

Each Party acknowledges and agrees that (i) the Transaction to which this Confirmation relates is (x) a "securities contract", as defined in Section 741 of the federal Bankruptcy Code, Title 11 of the United States Code, as amended (the “Bankruptcy Code”) and (y) a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the Bankruptcy Code (except insofar as the type of Securities subject to the Transaction or the term of the Transaction would render such definition inapplicable) and (ii) the exercise by either Party of any right under the Agreement to cause the liquidation, termination or acceleration of such Transaction, because of a condition of the kind specified in Section 365(e)(1) of the Bankruptcy Code shall not be stayed, avoided, or otherwise limited by operation of any provision of the Bankruptcy Code or by order of a court or administrative agency in any proceeding under the Bankruptcy Code.

Additional Seller Representations:	The following additional paragraph 9(A), subsections (i) and (ii) shall be inserted into the Agreement:

"9(A). Additional Representations and Notice.

(i) Seller Representations. Seller represents and warrants on and as of the date hereof and on and as of each date this Agreement or any Transaction remains outstanding:

(A) No Prohibited Transactions. Seller represents and warrants that Seller is not an “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and all investors in Seller acquire “publicly-offered securities” within the meaning of 29 CFR § 2510.3-101. Any subsequent permitted assignee of Seller will be deemed to have represented and warranted, that (i) no portion of the assets used by such assignee to either (x) acquire and hold the Class A Notes or (y) enter into or assume the obligations under the Transaction evidenced hereby constitutes the assets of any employee benefit plan subject to Title I of ERISA, a “governmental plan” within the meaning of Section 3(32) of ERISA, or a “plan” within the meaning of Section 4975(e)(1) of the Code or (ii) both the purchase and holding of such Class A Notes by such assignee and the assumption of the obligations under the Transaction evidenced hereby will constitute neither (x) a non-exempt “prohibited transaction” under (and as defined in) Section 406 of ERISA or Section 4975 of the Code nor (y) a similar violation under any applicable similar federal, state, local, non-U.S. or other law, rule or regulation.

29

(B) Notice Requirement. Seller agrees to notify Buyer immediately if any time it learns or discovers facts at variance with the foregoing representations and warranties."

(ii) Seller represents and warrants that its acquisition of the Class A Notes complied with the terms of the Indenture and Class A Notes.

Transfer; Assignment; Amendment;	Neither Buyer nor Seller will have the right to transfer, assign, amend, modify or supplement the Agreement or this Confirmation or any interest or obligation or right or benefit received in or under the Agreement or this Confirmation without the prior written consent of each party.

Additional Buyer Covenants:	Buyer shall at all times comply with the provisions of the Indenture applicable to holders of the Class A Notes and shall not sell or otherwise transfer the Class A Notes in violation of the provisions of the Indenture. Buyer represents and warrants that its acquisition of the Class A Notes complies with the terms of the Indenture and Class A Notes.

Disapplication and Modification of Provisions of the Annex I:	(a) The following provisions of Annex I to the Agreement shall not apply to the Transaction evidenced by this Confirmation:

Parts 1(a), 1(b)(ii), 1(d), 1(f), 1(j), 1(m), 1(n), 2(b), 2(c), 2(i), 2(k), 2(r) and 2(s)(ii) of Annex I.

(b) Notwithstanding Part 2(p)(iii) of Annex I to the Agreement, Buyer agrees to direct UBSS to deliver all notices, demands and communications to be delivered to Seller on its behalf.

(c) Buyer agrees and acknowledges that delivery by Seller of any notice to an address of Buyer shall be deemed to also constitute notice to UBSS for purposes of Part 2(p)(iii) of Annex I to the Agreement.

Counterparts Clause:	This Confirmation may be signed or executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original but shall not be effective until each Party has executed and delivered at least one counterpart. All counterparts together shall constitute one and the same instrument. This has the same effect as if the signatures on the counterparts were on a single original of this Confirmation. Delivery of an executed counterpart signature page of this Confirmation by email (portable document format ("pdf.")) or facsimile copy shall be as effective as delivery of a manually executed counterpart of this Confirmation.

30

No effect, Inconsistency:	The terms set forth in the Confirmation for this trade shall apply only to the Transaction.

Buyer’s Bank Account Details:	Account Name: UBS AG, Stamford Branch
SWIFT BIC Code: UBSWUS33

For the benefit of:

UBS AG, London Branch
SWIFT BIC Code: UBSWGB2L

Account No.: /101-WA-141275-000

Seller’s Bank Account Details:	Account Name: Business Development Corporation of America

Bank Name: U.S. Bank N.A.

ABA# 091-000-022

Acct# 104790617799

FFC: 146737-200

Attn: Shiloh Bates/Bryan Cole/Chris Masterson

Notices:	If to Seller:

Address: 405 Park Avenue, Floor 3
New York, NY 10022
Attention: Shiloh Bates
Telephone: (212) 415-6500
Facsimile: (212) 421-5799
Email: sbates@bdca.com; bcole@bdca.com; cmasterson@bdca.com

If to Buyer:

As specified in the Annex to the Agreement.

Transformer Structure:	Upon Buyer receiving all necessary internal approvals for use of the “transformer” structure previously partially negotiated by the Parties in lieu of the Transaction evidenced hereby, the Parties agree to use commercially reasonable efforts to negotiate in good faith executable versions of the transaction documentation for such structure and all documentation necessary to terminate this Transaction and replace it with such structure.

31

Additional Defined Terms:	The following terms shall have the respective meanings specified below:

"Aggregate Outstanding Amount", on any date with respect to the Class A Notes, has the meaning given to such term in the Indenture.

"Class A Notes" means the Class A Notes issued under the Indenture.

"Collateral Management Agreement" has the meaning given to such term in the Indenture.

"EBITDA" means, with respect to any Portfolio Asset and any period, (a) the meaning of the term "Adjusted EBITDA", the term "EBITDA" or any comparable definition in the related Underlying Instrument (as defined in the Indenture) for such period and Portfolio Asset Obligor, as reported for such period pursuant to the related Underlying Instrument, and (b) in any case that the term "Adjusted EBITDA", the term "EBITDA" or such comparable definition is not defined in such Underlying Instrument, the sum of (i) the consolidated net income for such period of the relevant Portfolio Asset Obligor on such Portfolio Asset, plus (ii) to the extent deducted in calculating such consolidated net income, the sum for such period of all income tax expense, interest expense, depreciation and amortization expense and all other non-cash charges, in the case of each of the foregoing clauses, as reported for such period pursuant to (and in accordance with the relevant definitions contained in) the related Underlying Instrument; provided that (x) the relevant Portfolio Asset Obligor referred to above in this definition shall be the Portfolio Asset Obligor for which consolidated financial statements are required to be delivered under the related Underlying Instrument (and, if there is more than one such Portfolio Asset Obligor, for the Portfolio Asset Obligor with the greatest consolidated aggregate indebtedness for borrowed money as of the last day of such period) and (y) if the Liquidation Agent (as defined in the Indenture) determines on a commercially reasonable basis that "Adjusted EBITDA" or "EBITDA" as reported for such period pursuant to the related Underlying Instrument is not computed in accordance with generally accepted financial practice for similar transactions, then "EBITDA" shall mean "Consolidated EBITDA" (determined on a consolidated basis based upon the Liquidation Agent's selection in good faith of a definition of "Consolidated EBITDA" that accords with generally accepted financial practice) in relation to the relevant Portfolio Asset Obligor and its consolidated subsidiaries for such period.

"Equity Contribution Agreement" has the meaning given to such term in the Indenture.

32

"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

"Indenture" means the Amended and Restated Indenture dated as of July 10, 2015, amending and restating an indenture dated as of April 7, 2015, between BDCA Helvetica Funding, Ltd. and U.S. Bank National Association, as trustee, as further amended, supplemented or otherwise modified from time to time.

"Margin Threshold" means, as of any date of determination, 10% of the Aggregate Outstanding Amount of the Class A Notes, as the same may be reduced to zero pursuant to clause (ii) of the proviso in “Margin Maintenance” above.

"Portfolio Asset Obligor" shall have the meaning given to such term in the Indenture.

[signatures follow on the next page]

33

By executing this Confirmation and returning it to us, Seller confirms that the foregoing correctly sets out the terms of our agreement.

Yours faithfully

UBS AG, London Branch,
In its individual capacity and as Calculation Agent

By:	/s/ Trevor Spencer
Name: Trevor Spencer
Title: Authorized Signatory

By:	/s/ Ben Stewart
Name: Ben Stewart
Title: Authorized Signatory

GMRA Confirmation

Confirmed as of the date first above written:

Business Development Corporation of America

By::	/s/ Robert K. Grunewald

Name:	Robert K. Grunewald
Title:	President and Chief Investment Officer

GMRA Confirmation

SCHEDULE I

PURCHASED SECURITIES

Description	Aggregate Outstanding Amount on the applicable Purchase Date (USD)	Purchase Price (USD)	Purchase Date	Repurchase Date
The Class A Notes, issued pursuant to the Indenture	300,000,000	150,000,000	April 7, 2015	April 7, 2018
The Class A Notes issued pursuant to the Indenture	120,000,000	60,000,000	July 10, 2015	April 7, 2018

SCHEDULE II

S&P INDUSTRY CLASSIFICATION GROUPS

Collateral Code	Collateral Description
1	Aerospace & Defense
2	Air transport
3	Automotive
4	Beverage & Tobacco
5	Radio & Television
6	Building & Development
7	Business equipment & services
8	Cable & satellite television
9	Chemicals & plastics
10	Clothing/textiles
11	Conglomerates
12	Containers & glass products
13	Cosmetics/toiletries
14	Drugs
15	Ecological services & equipment
16	Electronics/electrical
17	Equipment leasing
18	Farming/agriculture
19	Financial intermediaries
20	Food/drug retailers
21	Food products
22	Food service
23	Forest products
24	Health care
25	Home furnishings
26	Lodging & casinos
27	Industrial equipment
28	Leisure goods/activities/movies
29	Nonferrous metals/minerals
30	Oil & gas
31	Publishing
32	Rail industries
33	Retailers (except food & drug)

2

Collateral Code	Collateral Description
34	Steel
35	Surface transport
36	Telecommunications
37	Utilities
38	Life Insurance
39	Health Insurance
43	Property & Casualty Insurance
44	Diversified Insurance

3